UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 30, 2010
(Date of earliest event reported)

U.S. PRECIOUS METALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50703	14-1839426
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer I.D. No.)

801 International Parkway, 5th Floor, Lake Mary, FL 32746
(Address of Principal Executive Offices)

(407) 566-9310
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On July 30, 2010, the previously disclosed agreement, dated May 20 with SAK Arabia LLC, a Dubai limited liability company, expired pursuant to its own terms. The agreement had provided for the sale, within 21 days, of: (a) 49% of the equity interests of the Company; and (b) 10% of the gross commercial resources extracted and refined from the properties covered by the mining concessions currently held or other concessions to be held in the future by the Company for an aggregate purchase price of twelve million dollars ($12,000,000). The agreement was previously extended by the Company two times but was allowed to expire on July 30, 2010 because the funds due thereunder to the Company had still not been received into escrow. No penalties were incurred by reason of this termination.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers .

(a)           N/A

(b)
On July 30, 2010, the Board of Directors of the Company replaced Mr. Kugler as Chairman and CEO after the Board of Directors determined that Mr. Kugler had received $100,000 as an unauthorized advance in violation of the Sarbanes-Oxley Act provisions against advances or loans to directors. Previously, Mr. Kugler had submitted invoices to the Company for payment, which later he asserted were tampered with by a minor child, to request improper reimbursement of expenses in the amount of $14,599.39, which amount was returned at the request of the Board of Directors on July 28, 2010. Mr. Kugler also had maintained that the $100,000 cash advance was previously authorized by the Board. The other Directors of the Company, however, unanimously disagreed.

The Board also requested restitution of the $100,000 and the $20,944.80 paid to Mr. Kugler for two unused Company tickets for overseas travel.

The Board determined that a SOX violation occurred after concluding that the subject payments to Mr. Kugler were not authorized and after discussing the matter with the Company’s independent auditors and newly appointed independent outside securities counsel.

There was no employee contract or material agreement with Mr. Kugler during his tenure of this position.

The Board appointed Mr. Sheldon Baer as Acting Chief Executive Officer and Mr. Jerry Pane as the Acting Chairman of the Board. Messrs. Baer and Pane have been Directors of the Company since 2007 and will hold office until a new candidate is qualified and appointed to assume these senior management positions.

The Board also appointed Mr. Jesus M. Oliveras as a member of the Board of Directors.  Mr. Oliveras has been the Chief Financial Officer for USPR since April 2008.  He previously served, commencing in October 2007, as the Company’s controller.

Mr. Pane has been a director of the Company since November 6, 2007. Since 2002 he has been a partner in Madison Trading, LLC, and since 2006, a partner in LeTigre Clothing line. In addition, he has been an owner of several small businesses in the hospitality industry. Mr. Pane presently is, and has been since October 2007, a director of International Power Group, Ltd. (“IPWG”), a provider of waste-to-energy solutions, including waste-to-energy development and waste-to-energy technologies.

Mr. Baer, a director since December 6, 2007, is currently the President of Golden Hands Construction Inc., a company which he personally founded in 1977. Golden Hands specializes in construction of medical, commercial and industrial facilities, including mining facilities. It has been featured in prestigious publications such as the Physician Magazine of the Los Angeles Medical Association and Contract Magazine. Mr. Baer presently is, and has been since November 2007, a director of IPWG.

Mr. Oliveras has been the Chief Financial Officer of U.S. Precious Metals, Inc. since April 15, 2008 and its Secretary and Treasurer since December 23, 2008. Mr. Oliveras previously held the position of Chief Financial Officer of International Power Group, Ltd. (OTC BB: IPWG.OB) and, prior to that, Controller. He was with IPWG from September 7, 2007 until December 3, 2008. Mr. Oliveras has also worked as Director of Operations and Adjunct Professor for Ana G. Mendez University System from February 2005 until December 2006, Utilities Accountant for Orange County Utilities from November 2004 until February 2005, and Loan Officer for Centex Mortgage Company from March 2003 until November 2004. Mr. Oliveras has 27 years of experience in the field of accounting and finance and has worked extensively with multinational organizations. He has lead internal audits and has significant experience performing other accounting and finance operations.

Mr. Oliveras attended the Wayne Huizenga School of Business and Entrepreneurship at Nova Southeastern University where he received his Masters in International Business Administration. Mr. Oliveras received his Bachelor of Business Administration, Accounting & Finance from the Inter American University.

There are no family relationships between Messrs. Pane, Baer and Oliveras and any other executive officers or directors of the Company. Messrs. Pan, Baer and Oliveras were not selected as Chief Executive Officer, Chairman of the Board and Director of the Board, respectively, pursuant to any arrangement or understanding with any other person, and do not have any reportable transactions under Item 404(a) of Regulation S-K.

Also, on August 2, 2010, the Company received the written resignations of Jack Kugler and Brian G. Russel as Directors of the Company effective as of such date. The Company believes that Mr. Kugler resigned as a result of his disagreement with the Board of Directors’ actions taken on July 30, 2010, described above and that Mr. Russel resigned for personal reasons.

(c)           N/A

(d)           N/A

(e)           N/A

(f)           N/A

Item 9.01. Financial Statements and Exhibits.

(a) – (c)

N/A

Exhibit No.	Description

99.1	Press Release dated August 2, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. PRECIOUS METALS, INC.

By:	/s/ Sheldon Baer
Name: Sheldon Baer
Title: Acting Chief Executive Officer
Date: August 5, 2010